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  Exhibit 23


                                        INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
KEMET Corporation:

We consent to incorporation by reference in the Registration Statement
(No. 33-60092) on Form S-8 of KEMET Corporation of our report dated August 18, 2000 relating to the statements of net assets available for benefits of the KEMET Employees' Savings Plan at March 30, 2000 and March 31, 1999, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the March 30, 2000 annual report on Form 11-K of the KEMET Employees Savings Plan.





Greenville, South Carolina
September 26, 2000